Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our report dated March 17, 2007, (except for Note 16 and the impact of the restatement described in Note 1 as to which the date is October 25, 2007) in this Registration Statement on Form S-8 of Limelight Networks, Inc., pertaining to the Amended and Restated 2003 Incentive Compensation Plan and the 2007 Equity Incentive Plan with respect to the consolidated financial statements, which appear in Limelight Network, Inc.’s Form 8-K dated October 29, 2007 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

December 4, 2007 Phoenix, Arizona